SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                                Tut Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   901103 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-1(c)

              [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 12 Pages
                            Exhibit Index on page 11

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 2 of 12 Pages
---------------------------                    ---------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard IV, L.P. ("Vanguard IV")
                      Tax ID Number:    77-0316839
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       658,591   shares,    except   that
           OWNED BY EACH                      Vanguard  Venture  Partners,  L.P.
             REPORTING                        ("VVP"),  the  general  partner of
              PERSON                          Vanguard IV, may be deemed to have
               WITH                           sole power to vote  these  shares,
                                              and Gill, Myers and Higgerson, the
                                              general  partners  of VVP,  may be
                                              deemed  to have  shares  power  to
                                              vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              658,591   shares,    except   that
                                              Vanguard  Venture  Partners,  L.P.
                                              ("VVP"),  the  general  partner of
                                              Vanguard IV, may be deemed to have
                                              sole  power  to dispose  of  these
                                              shares,   and   Gill,   Myers  and
                                              Higgerson, the general partners of
                                              VVP,  may be deemed to have shares
                                              power to dispose of these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       658,591
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                         PN
------------ -------------------------------------------------------------------

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 3 of 12 Pages
---------------------------                    ---------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for list of Managing General Partners
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard Venture Partners, L.P. ("VVP")
                      Tax ID Number:    77-0316838
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       658,591  shares,  all of which are
           OWNED BY EACH                      directly  owned  by  Vanguard  IV.
             REPORTING                        VVP,   the   general   partner  of
              PERSON                          Vanguard IV, may be deemed to have
               WITH                           sole power to vote  these  shares.
                                              Gill,  Myers  and  Higgerson,  the
                                              members  of VVP,  may be deemed to
                                              have  shared  power to vote  these
                                              shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              658,591  shares,  all of which are
                                              directly  owned  by  Vanguard  IV.
                                              VVP,   the   general   partner  of
                                              Vanguard IV, may be deemed to have
                                              sole  power  to  dispose  of these
                                              shares. Gill, Myers and Higgerson,
                                              the members of VVP,  may be deemed
                                              to have shared power to dispose of
                                              these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       658,591
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                         PN
------------ -------------------------------------------------------------------

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 4 of 12 Pages
---------------------------                    ---------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jack M. Gill ("Gill")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH             -------- ----------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          658,591  shares,  all of which are
               WITH                           directly  owned  by  Vanguard  IV.
                                              Gill is a general  partner of VVP,
                                              the  general  partner of  Vanguard
                                              IV,  and  may be  deemed  to  have
                                              shared power to vote these shares.

                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              658,591  shares,  all of which are
                                              directly  owned  by  Vanguard  IV.
                                              Gill is a general  partner of VVP,
                                              the  general  partner of  Vanguard
                                              IV,  and  may be  deemed  to  have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       658,591
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                         IN
------------ -------------------------------------------------------------------

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 5 of 12 Pages
---------------------------                    ---------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Curtis K. Myers ("Myers")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ----------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          658,591  shares,  all of which are
               WITH                           directly  owned  by  Vanguard  IV.
                                              Myers is a general partner of VVP,
                                              the  general  partner of  Vanguard
                                              IV,  and  may be  deemed  to  have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              658,591  shares,  all of which are
                                              directly  owned  by  Vanguard  IV.
                                              Myers is a general partner of VVP,
                                              the  general  partner of  Vanguard
                                              IV,  and  may be  deemed  to  have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       658,591
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                         IN
------------ -------------------------------------------------------------------

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 6 of 12 Pages
---------------------------                    ---------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Clifford H. Higgerson ("Higgerson")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ----------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          658,591  shares,  all of which are
               WITH                           directly  owned  by  Vanguard  IV.
                                              Higgerson is a general  partner of
                                              VVP,   the   general   partner  of
                                              Vanguard  IV, and may be deemed to
                                              have  shared  power to vote  these
                                              shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              658,591  shares,  all of which are
                                              directly  owned  by  Vanguard  IV.
                                              Higgerson is a general  partner of
                                              VVP,   the   general   partner  of
                                              Vanguard  IV, and may be deemed to
                                              have  shared  power to  dispose of
                                              these shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       658,591
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                         IN
------------ -------------------------------------------------------------------

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 7 of 12 Pages
---------------------------                    ---------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Tut Systems, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2495 Estand Way

                  Pleasant Hill, CA 94523

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Vanguard Associates IV, L.P., a Delaware limited partnership, ("Vanguard IV"), Vanguard Venture Partners, a Delaware limited partnership, ("VVP"), and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford
                  H. Higgerson ("Higgerson"), the general partners of VVP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  VVP is the general partner of Vanguard IV, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard IV. Gill, Myers and Higgerson are the general partners of VVP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by VVP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Vanguard Venture Partners
                  525 University Avenue, Suite 600
                  Palo Alto, California 94301

ITEM 2(c)         CITIZENSHIP:

                  Vanguard IV and VVP are Delaware limited partnerships. Gill, Myers and Higgerson are United States citizens

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  901103 10 1

ITEM 3.           Not Applicable

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 8 of 12 Pages
---------------------------                    ---------------------------------


ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

              ITEM 1.  (a)   Amount beneficially owned:

                             See Row 9 of cover page for each Reporting Person.

              ITEM 2.  (b)   Percent of Class:

                             See Row 11 of cover page for each Reporting Person.

              ITEM 3.  (c)   Number of shares as to which such person has:

                             (i)    Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                             (ii)   Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                             (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 9 of 12 Pages
---------------------------                    ---------------------------------



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.



ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Vanguard IV and VVP, the general and limited partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 10 of 12 Pages
---------------------------                    ---------------------------------



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000


                                     VANGUARD IV, a Delaware Limited Partnership

                                     By:    /s/  Clifford H. Higgerson
                                            ------------------------------------
                                            Clifford H. Higgerson
                                            Authorized Signatory

                                     Vanguard Venture Partners, a Delaware
                                     Limited Partnership


                                     By:    /s/  Clifford H. Higgerson
                                            ------------------------------------
                                            Clifford H. Higgerson
                                            Authorized Signatory

                                     Jack M. Gill


                                     By:    /s/  Jack M. Gill
                                            ------------------------------------
                                            Jack M. Gill


                                     Curtis K. Myers


                                     By:    /s/  Curtis K Myers
                                            ------------------------------------
                                            Curtis K. Myers


                                     Clifford H. Higgerson


                                     By:    /s/  Clifford H. Higgerson
                                            ------------------------------------
                                            Clifford H. Higgerson

---------------------------                    ---------------------------------
CUSIP NO. 901 103 101             13 G                  Page 11 of 12 Pages
---------------------------                    ---------------------------------




                                  EXHIBIT INDEX

                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------
Exhibit A:  Agreement of Joint Filing                              12

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Tut Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

February 10, 2000                   VANGUARD IV, a Delaware Limited Partnership


                                    By:    /s/  Clifford H. Higgerson
                                           -------------------------------------
                                           Clifford H. Higgerson
                                           Authorized Signatory

February 10, 2000                   Vanguard Venture Partners, a Delaware
                                    Limited Partnership


                                    By:    /s/  Clifford H. Higgerson
                                           -------------------------------------
                                           Clifford H. Higgerson
                                           Authorized Signatory


February 10, 2000                   Jack M. Gill


                                    By:    /s/  Jack M. Gill
                                           -------------------------------------
                                           Jack M. Gill



February 10, 2000                   Curtis K. Myers


                                    By:    /s/  Curtis K Myers
                                           -------------------------------------
                                           Curtis K. Myers


February 10, 2000                   Clifford H. Higgerson


                                    By:    /s/  Clifford H. Higgerson
                                           -------------------------------------
                                           Clifford H. Higgerson